EXHIBIT 10-U-2

                                  AMENDMENT TO
                               FORD MOTOR COMPANY
                          1998 LONG-TERM INCENTIVE PLAN
                          -----------------------------
                        (Effective as of March 10, 2000)

The following new paragraph (f)(8) is added to Article 5:

     "(f)(8) Notwithstanding anything contained in the Plan to the contrary, in the event of a change in the rules or interpretations of the Financial Accounting Standards Board that would result in negative accounting treatment for Options that continue to vest after termination of employment for the reason specified below, for any Options granted under the Plan on or after March 10, 2000 to Participants whose employment with the Company terminates by reason of a sale or other disposition (including, without limitation, a transfer to a Joint Venture) of the division, operation or subsidiary in which such Participant was employed or to which such Participant was assigned, effective as of the later of (i) the date of such termination of employment or
(ii) the effective date of such accounting change, all such Participant's rights under such Options shall become immediately vested and continue for the period specified in paragraph (f)(4) of this Article 5, subject to the conditions specified therein and in Article 8."